Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES THIRD QUARTER 2013 FINANCIAL RESULTS

PALO ALTO, Calif. - August 7, 2013 - CPI International Holding Corp., the parent company of CPI International, Inc. (CPI), today announced financial results for its third quarter of fiscal year 2013 ended June 28, 2013. For the third consecutive quarter, CPI’s orders, sales, net income and adjusted EBITDA results increased in comparison to the same quarter of the prior fiscal year.
“In the third quarter, CPI’s strong operational and financial performance continued. We generated our highest quarterly sales rate ever, recorded our highest quarterly backlog level ever, and also set new highs for our sales and orders for the first nine months of a fiscal year. In addition, in comparison to last year’s third quarter, our orders and sales grew in each of our largest end markets, and our profitability measures increased,” said Joe Caldarelli, chief executive officer. “Market conditions continue to be generally favorable, our investments in our communications business and solid-state offerings are driving positive results and we look forward to continued positive momentum in the coming quarters.”
Orders
During the first nine months of fiscal 2013, CPI booked orders totaling $386 million, an increase of 37 percent from the $282 million booked in the same period of the previous year. In particular, orders for radar and military communications programs increased during the recent period.
For the 12-month period ending on June 28, 2013, CPI’s book-to-bill ratio was 1.18. As of that date, the company’s order backlog totaled $324 million.
In comparison to the same period of the previous fiscal year, in the first nine months of fiscal 2013, CPI’s orders in its largest end markets were as follows:

•
In the defense market, orders increased 28 percent to $153 million due to greater demand for products to support U.S. and foreign military radar systems and U.S. military electronic warfare systems. In particular, orders of radar products to support the Aegis radar system were very strong due to new ship builds and replenishment of spare and repair stocking levels; shipments for certain of these orders are expected to continue through fiscal 2015.

•	In the medical market, orders increased 14 percent to $55.9 million due to higher demand for products to support radiation therapy, x-ray imaging and magnetic resonance imaging (MRI) applications.

•
In the communications market, orders increased 72 percent to $151 million due, in large part, to a sizeable multi-year order for advanced tactical common data link (TCDL) antenna products to support intelligence, surveillance and reconnaissance (ISR) military communications applications. In addition, orders to support other military communications applications, including other advanced TCDL antenna programs, and commercial communications applications, including broadband data communications programs, increased. The most recent period also benefited from the inclusion of orders from the Codan Satcom business that CPI acquired in the fourth quarter of fiscal 2012.

Sales
In the third quarter of fiscal 2013, CPI generated total sales of $110 million, an increase of 13 percent from the $97.2 million recorded in the same quarter of the previous year. In comparison to the year-ago quarter, in the third quarter of fiscal 2013, CPI’s sales in its largest end markets were as follows:

•	In the defense market, sales increased 14 percent to $41.5 million due to higher sales of products to support U.S. and foreign radar systems.

•	In the medical market, sales increased one percent to $18.4 million due to higher sales of products for x-ray imaging applications.

•
In the communications market, sales increased 16 percent to $38.4 million due to the inclusion of Codan Satcom sales in the most recent quarter, as well as higher sales for military communications applications, including advanced TCDL antenna programs, and higher sales for commercial communications applications, including direct-to-home broadcast programs.

Net Income and Adjusted EBITDA
CPI’s net income in the third quarter of fiscal 2013 totaled $6.2 million, an increase from the $2.9 million recorded in the previous year’s third quarter. The increase in net income was primarily due to higher total sales and sales of products with higher margins in the most recent quarter. Net income also benefited from a decrease in intangible asset amortization related to the acquisition of CPI by The Veritas Capital Fund IV, L.P. in February 2011.
Adjusted EBITDA equaled $22.0 million, or 20.1 percent of sales, in the third quarter of fiscal 2013, an increase from the $19.0 million, or 19.5 percent of sales, in the same quarter of the prior year. This increase was primarily due to higher total sales and sales of products with higher margins in the most recent quarter.
Cash Flow
As of June 28, 2013, CPI had cash and cash equivalents totaling $61.3 million. For the 12-month period ending on that date, CPI’s cash flow from operating activities was $41.2 million, its free cash flow was $36.3 million and its adjusted free cash flow was $35.3 million.
Fiscal 2013 Outlook
“Due to CPI’s excellent financial performance in fiscal 2013 to date, we are tightening and raising our guidance for the remainder of the year,” said Caldarelli. For fiscal 2013, CPI expects:

•	Total sales of between $420 million and $425 million;

•	Adjusted EBITDA of more than $70 million; and

•	Adjusted free cash flow of more than $20 million.
The effective tax rate for fiscal 2013 is expected to be approximately 37 percent, excluding discrete tax adjustments.
Financial Community Conference Call
In conjunction with this announcement, CPI will hold a conference call on Thursday, August 8, 2013 at 11:00 a.m. (EDT) that simultaneously will be broadcast live over the Internet on the company’s Web site. To participate in the conference call, please dial (800) 649-5127, or (253) 237-1144 for international callers, enter conference ID 24504565 and ask for the CPI International Third Quarter Fiscal 2013 Financial Results Conference Call. To access the call via the Internet, please visit http://investor.cpii.com and click “Events.”
About CPI International Holding Corp.
CPI International Holding Corp., headquartered in Palo Alto, California, is the parent company of CPI International, Inc., which is the parent company of Communications & Power Industries LLC, a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications. Communications & Power Industries LLC develops, manufactures and distributes products used to generate, amplify, transmit and receive high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications. End-use applications of these systems include the transmission of radar signals for navigation and location;

transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of commercial and military communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.
Non-GAAP Supplemental Information
EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow presented here are non-generally accepted accounting principles (GAAP) financial measures. EBITDA represents earnings before net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-recurring, non-cash, unusual or other items. EBITDA margin represents EBITDA divided by sales. Adjusted EBITDA margin represents adjusted EBITDA divided by sales. Free cash flow represents net cash provided by operating activities minus capital expenditures and patent application fees. Adjusted free cash flow represents free cash flow further adjusted to exclude certain non-recurring, unusual or other items.
CPI believes that GAAP-based financial information for leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow so that investors better understand the company’s operating performance in connection with their analysis of the company’s business. In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses. Other companies may define EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow of other companies. Because EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow do not include certain material costs, such as interest and taxes in the case of EBITDA-based measures, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of income or statements of cash flows data prepared in accordance with GAAP.

###

Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements provide our current expectations, beliefs or forecasts of future events. Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward-looking statements. These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; currency fluctuations; goodwill impairment considerations; customer cancellations of sales contracts; U.S. Government contracts; export restrictions and other laws and regulations; international laws; changes in technology; the impact of unexpected costs; the impact of a general slowdown in the global economy; the impact of environmental laws and regulations; and inability to obtain raw materials and components. These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission. As a result of these uncertainties, you should not place undue reliance on these forward-looking statements. All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED
STATEMENTS OF COMPREHENSIVE INCOME
(in thousands - unaudited)

	Three Months Ended		Nine Months Ended
	6/28/2013	6/29/2012	6/28/2013	6/29/2012
Sales	$109,616	$97,193	$309,396	$286,631
Cost of sales, including $0, $13, $261 and $20 of utilization of net increase in cost basis of inventory due to purchase accounting, respectively	75,704	67,676	220,810	206,635
Gross profit	33,912	29,517	88,586	79,996
Operating costs and expenses:
Research and development	3,850	3,370	11,081	10,397
Selling and marketing	5,618	5,209	16,455	16,345
General and administrative	7,227	6,310	20,805	18,483
Amortization of acquisition-related intangible assets	1,947	2,664	7,019	11,252
Total operating costs and expenses	18,642	17,553	55,360	56,477
Operating income	15,270	11,964	33,226	23,519
Interest expense, net	6,753	6,784	20,467	20,437
Income before income taxes	8,517	5,180	12,759	3,082
Income tax expense	2,366	2,235	3,857	2,093
Net income	6,151	2,945	8,902	989

Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on cash flow hedges, net of tax	(490)	(356)	(1,524)	688
Total other comprehensive (loss) income, net of tax	(490)	(356)	(1,524)	688
Comprehensive income	$5,661	$2,589	$7,378	$1,677

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data - unaudited)

	6/28/2013	9/28/2012
Assets
Current Assets:
Cash and cash equivalents	$61,272	$43,006
Restricted cash	2,451	1,926
Accounts receivable, net	55,001	51,076
Inventories	92,212	83,937
Deferred tax assets	14,292	14,186
Prepaid and other current assets	4,308	10,400
Total current assets	229,536	204,531
Property, plant, and equipment, net	77,068	81,601
Deferred debt issue costs, net	10,282	11,954
Intangible assets, net	242,569	248,877
Goodwill	179,594	178,934
Other long-term assets	1,034	1,105
Total assets	$740,083	$727,002

Liabilities and stockholders’ equity
Current Liabilities:
Current portion of long-term debt	$—	$3,200
Accounts payable	25,337	26,331
Accrued expenses	31,922	26,707
Product warranty	4,105	4,066
Income taxes payable	6,158	2,852
Advance payments from customers	16,201	14,434
Total current liabilities	83,723	77,590
Deferred income taxes	87,103	88,879
Long-term debt, less current portion	358,703	358,613
Other long-term liabilities	6,206	5,704
Total liabilities	535,735	530,786
Commitments and contingencies
Stockholders’ equity
Common stock ($0.01 par value, 2 shares authorized: 1 share issued and outstanding)	—	—
Additional paid-in capital	199,319	198,565
Accumulated other comprehensive (loss) income	(1,075)	449
Retained earnings (accumulated deficit)	6,104	(2,798)
Total stockholders’ equity	204,348	196,216
Total liabilities and stockholders’ equity	$740,083	$727,002

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands - unaudited)

	Nine Months Ended
	6/28/2013	6/29/2012
Cash flows from operating activities
Net cash provided by operating activities	$30,627	$14,485

Cash flows from investing activities
Capital expenditures	(3,790)	(6,441)
Acquisitions	(5,371)	(400)
Net cash used in investing activities	(9,161)	(6,841)

Cash flows from financing activities
Repayment of borrowings under CPII’s term loan facility	(3,200)	(1,125)
Net cash used in financing activities	(3,200)	(1,125)

Net increase in cash and cash equivalents	18,266	6,519
Cash and cash equivalents at beginning of period	43,006	34,955
Cash and cash equivalents at end of period	$61,272	$41,474

Supplemental cash flow disclosures
Cash paid for interest	$14,426	$14,754
Cash (received) paid for income taxes, net	$(3,006)	$376

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
EBITDA and Adjusted EBITDA
(in thousands - unaudited)

		Three Months Ended		Nine Months Ended
		6/28/2013	6/29/2012	6/28/2013	6/29/2012
Net income		$6,151	$2,945	$8,902	$989
Depreciation and amortization		5,058	5,473	16,438	19,517
Interest expense, net		6,753	6,784	20,467	20,437
Income tax expense		2,366	2,235	3,857	2,093
EBITDA		20,328	17,437	49,664	43,036

Adjustments to exclude certain non-recurring, non-cash or other unusual items:
Stock-based compensation expense	(1)	251	251	754	746
Acquisition-related expenses	(2)	810	722	2,786	722
Write-off of inventory step-up	(3)	—	13	261	20
Veritas Capital management fee	(4)	658	555	1,682	1,405
Total adjustments		1,719	1,541	5,483	2,893
Adjusted EBITDA		$22,047	$18,978	$55,147	$45,929

EBITDA margin	(5)	18.5%	17.9%	16.1%	15.0%
Adjusted EBITDA margin	(6)	20.1%	19.5%	17.8%	16.0%
Net income margin	(7)	5.6%	3.0%	2.9%	3.0%

(1) Represents compensation expense for Class B membership interests by certain members of management and independent directors in the company’s parent, CPI International Holding LLC.
(2) Represents non-recurring transaction costs related to the negotiation, closing and integration of acquisitions. Costs include fees for attorneys and other professional services and expenses related to integration of the Codan Satcom operations into those of CPI.

(3) Represents a non-cash charge for utilization of the net increase in cost basis of inventory that resulted from purchase accounting in connection with acquisitions.
(4) Represents a management fee payable to Veritas Capital for advisory and consulting services.
(5) Represents EBITDA divided by sales.
(6) Represents adjusted EBITDA divided by sales.
(7) Represents net income (loss) divided by sales.

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
Free Cash Flow and Adjusted Free Cash Flow
(in thousands - unaudited)

		Twelve Months Ended
		6/28/2013
Net cash provided by operating activities		$41,192
Capital expenditures		(4,933)
Free cash flow		36,259

Adjustments to exclude certain non-recurring or other unusual items:
Cash paid for acquisition-related expenses, net of taxes	(1)	2,463
Cash paid for Veritas Capital advisory fee, net of taxes	(2)	1,253
Cash received for prior year transfer pricing audit	(3)	(4,648)
Total adjustments		(932)
Adjusted free cash flow		$35,327

Free cash flow		$36,259
Net income		$11,598

(1) Represents non-recurring transaction costs, net of income taxes, related to the negotiation, closing and integration of acquisitions. Costs include fees for attorneys and other professional services and expenses related to integration of the Codan Satcom operations into those of CPI.

(2) Represents a management fee paid to Veritas Capital for advisory and consulting services, net of income taxes.
(3) Represents refunded income tax payments with respect to an audit by the Canada Revenue Agency (“CRA”) of Communications & Power Industries Canada Inc.’s (“CPI Canada”) purchase of the Satcom Division in fiscal years 2001 and 2002. The Company considers this a non-recurring source of cash as it pertains to previous years.